Exhibit 99.2

SOLERA NATIONAL BANCORP, INC. OTCBB: SLRK $2.90 July 27, 2011 FACT SHEET 2Q11 Highlights ) Trading at 41% of tangible book value, SLRK represents a strong value. With no intangible assets, shareholder equity is $19.2 million, or $7.11 per share. ) Net interest margin increased 19 basis points to 3.23% in the first six months of 2011, from 3.04% in same period a year ago. ) Capital ratios exceeded all regulatory requirements for well-capitalized institutions, with total risk-based capital to risk-adjusted assets of 19.7% compared to 18.6% a year earlier. ) Core deposits, excluding time certificates, increased 11% year-over-year to $75.1 million at June 30, 2011, and accounted for 66% of total deposits. ) Non-performing assets declined to only 1.68% of total assets at the end of June from 3.24% at the end of March 2011. ) Reserves remain strong at 2.18% of total loans at June 30, 2011. ) All branch team members speak both English and Spanish to serve the growing and diverse Hispanic population of Denver. “With our solid balance sheet, strong liquidity, and our focus on the rapidly growing small business markets, we are poised to grow the loan portfolio and to capitalize on the eventual economic recovery.” Douglas Crichfield, CEO ABOUT SOLERA NATIONAL BANCORP, INC. Founded in 2007, Solera National Bank, a wholly-owned subsidiary of Solera National Bancorp, Inc., was organized to serve the multi-ethnic population of the greater Denver market. We pride ourselves in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading edge banking capabilities. We are also actively involved in our communities. Located in the heart of the Denver MSA, Solera’s market is strong and vibrant. Within a three mile radius of our headquarters, there are: ) 7,250 businesses ) 97,000 employees ) 52% Hispanic households ) 198,000 residents ) 140,000 vehicles pass by the branch intersection daily. Data from SNL Analytics

SOLERA

National Bancorp, Inc.

Financial Highlights: SLRK

Income Statement	For the Three Month Period Ended:		
($ in thousands, except share data)	30-Jun-11	31-Mar-11	30-Jun-10
Interest Income	$ 1,503	$ 1,507	$ 1,607
Interest Expense	406	430	563
Net Interest Income	1,097	1,077	1,044
Provision for Loan Losses	120	-	180
Net Interest Income after Provision	977	1,077	864
Noninterest Income	19	18	19
Realized Gain (Loss) on Securities	225	(2)	268
Noninterest Expense	1,121	1,276	1,043
Net Income (Loss)	$ 100	$ (183)	$ 108

Per Common Share Data			
Diluted Earnings (Loss) per Share	$ 0.04	$ (0.07)	$ 0.04
Common Shares Outstanding	2,553,671	2,553,671	2,553,671
Tangible Book Value per Share	$ 7.11	$ 7.05	$ 7.08

Balance Sheet Data	For the Period Ended:		
($ in thousands)	30-Jun-11	31-Mar-11	30-Jun-10
Total Assets	$ 140,178	$ 139,757	$ 140,324
Total Loans, excluding deferred costs	$ 58,944	$ 58,199	$ 60,768
Total Deposits	$ 113,493	$ 114,452	$ 112,345
Total Stockholders' Equity	$ 19,230	$ 18,278	$ 20,127

Capital Ratios			
Tier 1 Capital Ratio	18.4%	17.5%	17.5%
Risk-based Capital Ratio	19.7%	18.7%	18.6%
Leverage Ratio	11.3%	11.3%	11.1%

SLRK Stock Data For 2Q 2011

Recent Price (7/27/11)	$2.90
Shares Outstanding	2.6M
Market Cap	$7.4M
Book Value per Share*	$7.11
Price/Book	41%
Tangible Equity/Assets*	12.95%
Reserves/Loans	2.18%
NPAs/Assets	1.68%
52 week High	$4.50
52 week Low	$2.75
Net Interest Margin	3.25%

**excludes accumulated other comprehensive income.*

GROSS LOAN PORTFOLIO

$59.0 Million at June 30, 2011



RE - Residential 14%
Lease Financing 2%
RE - Commercial (owner-occupied) 33%
Construction & Land Development 2%
Consumer n/a
RE - Commercial 35%
Commercial & Industrial 14%

TOTAL DEPOSIT MIX

$113.5 Million at June 30, 2011



Demand, noninterest-bearing 2%
Time deposits 34%
Savings accounts 46%
Money market 8%
Demand, interest-bearing 10%

SOLERA NATIONAL BANCORP, INC.

319 South Sheridan Boulevard
Lakewood, CO 80226

303.209.8600 ph
303.202.0936 fax

www.solerabank.com

The Cereghino Group
Corporate Investor Relations
206.388.5785 www.stockvalues.com

The company described in this report is a client of The Cereghino Group, a securities industry relations firm. This report was prepared using information obtained from the client company's management and from publications available to the general public. This report does not purport to be a complete statement of all material facts related to the company mentioned herein and is not to be construed as a recommendation or solicitation to buy or sell securities of the company described herein. Upon receiving a written request sent to 1809 7th Ave., Ste. 1414, Seattle, WA 98101, The Cereghino Group will provide a complete package of detailed information on the client company to any interested securities industry professional or stockholder of the client company. The Cereghino Group is compensated by the client company for services rendered on a continuing basis and consequently, the amount of such compensation related to the preparation and distribution of this report is not separately determinable. The Cereghino Group and/or its employees and/or members of their families, may have a long position in the securities of the company described herein.